Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,084,462,800.00	0.0001381	$ 425,964.31
Fees Previously Paid
	Total Transaction Valuation:	$ 3,084,462,800.00
	Total Fees Due for Filing:			$ 425,964.31
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 425,964.31
Offering Note
[1]	As of March 6, 2026, the maximum number of shares of DigitalBridge common stock to which this transaction applies is estimated to be 194,595,260, which consists of: i. 183,014,278 issued and outstanding shares of DigitalBridge common stock; ii. 5,488,714 shares of DigitalBridge common stock underlying issued and outstanding Company OP common units not owned by DigitalBridge; iii. 2,676,000 shares of DigitalBridge common stock underlying DigitalBridge warrants to purchase shares of DigitalBridge common stock; iv. 1,776,774 shares of DigitalBridge common stock reserved for issuance pursuant to certain future awards under the DigitalBridge equity incentive plan; v. 45,924 shares of DigitalBridge common stock underlying DigitalBridge DSU awards; and vi. 1,593,570 shares of DigitalBridge common stock underlying certain DigitalBridge restricted stock awards, DigitalBridge RSU awards and DigitalBridge PSU awards. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 0-11 promulgated thereunder, the proposed maximum aggregate value of transaction, estimated solely for the purposes of calculating the filing fee, as of March 6, 2026, was calculated based on the sum of: i. 183,014,278 issued and outstanding shares of DigitalBridge common stock as of March 6, 2026, multiplied by $16.00 per share; ii. 5,488,714 shares of DigitalBridge common stock underlying issued and outstanding Company OP common units not owned by DigitalBridge as of March 6, 2026, multiplied by $16.00 per Company OP common unit; iii. 1,338,000 shares of DigitalBridge common stock underlying DigitalBridge warrants as of March 6, 2026, multiplied by $4.00 (which is the difference between the per share merger consideration of $16.00 and the $12.00 exercise price of such DigitalBridge warrants); iv. 1,338,000 shares of DigitalBridge common stock underlying DigitalBridge warrants as of March 6, 2026, multiplied by $6.28 (which is the difference between the per share merger consideration of $16.00 and the $9.72 exercise price of such DigitalBridge warrants); v. 1,776,774 shares of DigitalBridge common stock reserved for issuance pursuant to certain future awards under the DigitalBridge equity incentive plan as of March 6, 2026, multiplied by $16.00 per share; vi. 45,924 shares of DigitalBridge common stock underlying DigitalBridge DSU awards as of March 6, 2026, multiplied by $16.00 per share; and vii. 1,593,570 shares of DigitalBridge common stock underlying certain DigitalBridge restricted stock awards, DigitalBridge RSU awards and DigitalBridge PSU awards as of March 6, 2026, multiplied by $16.00 per share, plus an amount equal to the accumulated dividend equivalents credited in respect of such award. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (1) by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A